SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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WESTERN ASSET CORPORATE LOAN FUND INC.

(Name of Registrant as Specified in Its Charter)

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Your Vote Is Important

No Matter How Many or How Few Shares You Own

WESTERN ASSET

February 20, 2020

Dear Fellow Stockholder:

The Western Asset Corporate Loan Fund Inc. Board of Directors comprises eight diverse and highly-qualified directors that are committed to acting in the best interests of all stockholders. We urge you to support the Board, which has the necessary skills and expertise to continue overseeing the successful execution of the Fund's strategy to meet its investment objective and generate strong financial outperformance for stockholders. Vote today on the WHITE Proxy Card "**FOR**" the Fund's Nominees and "**AGAINST**" the Non-Binding Bylaws Amendment Proposal from Bulldog Investors LLC ("Bulldog"), a professional activist investor.

The Fund's Engaged and Independent Board Has a Track Record of Significant Value Creation

Under the leadership of the Board and management team, the Fund has regularly increased its stockholder distributions and delivered annualized returns greater than its key benchmark[1] averages over key timeframes. Furthermore, within the last year, the Board has taken additional steps to continue this positive momentum and unlock superior value for stockholders.

INCREASED	RAISED DISTRIBUTION YIELD	OUTPERFORMING[2] THE BENCHMARK[1]
Dividends by 18.9% in 2019	to 7.63%[2]	18.82% vs 8.70% on a 1-year-basis 5.53% vs 4.73% on a 5-year basis

The Board Brings the Right Mix of Skills and Expertise to Continue Delivering on the Fund's Investment Objectives

The Board is responsible for ensuring that the Fund meets its investment objective of maximizing current income consistent with prudent efforts to preserve capital. In order to ensure that the Fund is best positioned to deliver on this obligation to stockholders, the Board is committed to maintaining a well-rounded balance of relevant qualifications and perspectives. As such, the Board has been carefully composed with directors that bring leadership experience and expertise in areas that are critical to the successful oversight of the Fund's operations and strategy, including a deep understanding of closed-end funds, finance, consulting, global business and risk oversight.

	Executive / Managerial Leadership	Public Company or Fund Board Position	Qualified to be SEC / NYSE Audit Committee Financial Expert	Consulting and Global Business Expertise	Legal and Risk Oversight
Robert D. Agdern	✓	✓		✓	✓
Carol L. Colman, CFA	✓	✓		✓	
Daniel P. Cronin	✓	✓			✓
Paolo M. Cucchi	✓	✓			
William R. Hutchinson	✓	✓	✓	✓	
Eileen A. Kamerick	✓	✓	✓	✓	✓
Nisha Kumar	✓	✓	✓	✓	✓
Jane E. Trust, CFA	✓	✓

Meet the Nominees Who are Critical to the Fund’s Ongoing Success
The Fund’s nominees — Nisha Kumar, Eileen A. Kamerick and Daniel P. Cronin — are highly-qualified and serve necessary functions in the Board’s oversight of the Fund. Replacing any of these directors with Bulldog’s nominees would remove diversity, skills and experience from the Board that are important to the Fund’s continued success.
Daniel P. Cronin,
Independent Director since 2003
Experience and Expertise
Retired in 2004 following a 30-year career as Associate General Counsel for the pharmaceutical company Pfizer, Inc. At Pfizer, Mr.
Cronin supervised major product liability, intellectual property and commercial litigations, as well as structuring and negotiating business transactions. He was the chief lawyer for all Pfizer global business units as well as tax, treasury and licensing and development divisions
During his tenure with Pfizer, Mr. Cronin conceived and developed, with New York University’s Stern School of Business, the Pfizer Legal Leadership Series to teach business, financial and management principles to Pfizer’s attorneys
Leadership Board Position Legal
Eileen A. Kamerick,
Independent Director since 2013
Experience and Expertise
Has been Chief Financial Officer of leading companies including Houlihan Lokey, Heidrick & Struggles, Leo Burnett, and BPAmoco Americas
Qualifies as a “financial expert” with the SEC, and fills the requirements of the New York Stock Exchange (“NYSE”) that listed companies maintain at least one director with accounting or financial management expertise
Leadership Board Position Financial Expert Global Consulting Legal
Nisha Kumar,
Independent Director since 2019
Experience and Expertise
Brings significant financial and accounting experience
Currently serves as Chief Financial Officer and Chief Compliance Officer of Greenbriar Equity Group LLC, a global private equity group. Since 2016, Ms. Kumar has also been an independent director of The India Fund, Inc. and The Asia Tigers Fund, Inc., currently serving as the Audit Committee Financial Expert on both funds
Previously served as Chief Financial Officer and Chief Administrative Officer of Rent the Runway, Inc., VP of Mergers & Acquisitions and VP of Operations at Time Warner, Inc. and VP of Corporate Development at Priceline.com
Leadership Board Position Financial Expert Global
Consulting Legal

Bulldog’s Nominees Would Decrease the Board’s Diversity and Remove Other Critical Skills
Bulldog is a professional activist fund that has nominated representatives from within its own organization to stand for election to the Fund’s Board. Each of Bulldog’s nominees have each been routinely nominated by the activist fund in proxy contests with numerous other closed-end funds. If elected, Bulldog’s nominees would bring no new skills or experience that would be additive to the Fund’s Board. In fact, Bulldog’s nominees would, at a minimum, decrease the diversity of the Board and remove an understanding of the Fund’s long-term strategy and operations, as well as other critical skills that would potentially derail the significant progress our Board has made.
The Board firmly believes that Bulldog’s nominees were selected based on their loyalty to the activist fund and willingness to implement actions that would quickly monetize the Fund’s assets to the detriment of long-term stockholders. The Board is committed to defending the Fund and all stockholders against Bulldog and its self-interested, short-term tactics.
Protect the Value of Your Investment — Vote the WHITE Proxy Card Today
The Fund’s Board has a proven track record of generating significant value and acting in the best interests of all stockholders. Conversely, Bulldog is seeking to implement initiatives intended to generate a short-term profit for themselves to the detriment of long-term holders. We believe these actions could derail the Fund’s ability to continue to enhance value for its stockholders who invest in the fund for long-term, sustainable returns.
No matter how many or how few shares you own, your vote is important. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect the value of your investment by voting on the WHITE Proxy Card “FOR” the Western Asset Corporate Loan Fund Inc. nominees and “AGAINST” Bulldog’s Non-Binding Bylaws Amendment Proposal.
Thank you for your continued support.
Sincerely,
The Western Asset Corporate Loan Fund Inc. Board of Directors
Your Vote Matters
Protect the Value of Your Investment — Vote the WHITE Proxy Card Today

Your Vote is Important, No Matter How Many or How Few Shares You Own
You can vote by internet, telephone or by signing and dating the WHITE Proxy Card and mailing it in the envelope provided.
If you have any questions about how to vote your shares or need additional assistance, please contact:
Innisfree M&A
Stockholders Call Toll Free: (877) 750-8198 Incorporated Banks and Brokers Call: (212) 750-5833
REMEMBER
We urge you NOT to vote using any green proxy card sent to you by Bulldog Investors, as doing so will revoke your vote on the WHITE Proxy Card.
Notes
1 The S&P/LSTA Performing Loan Index is a sub-index of the S&P/LSTA Leveraged Loan Index (LLI) and it is all loans excluding those in payment default. The S&P/LSTA Leveraged Loan Index tracks the current outstanding balance and spread over LIBOR for fully funded term loans. The facilities included represent a broad cross section of leveraged loans syndicated in the U.S., including dollar denominated loans to overseas issuers. The market value return component of the Index is based on secondary market pricing received from dealers.
2 Based on market price for the period ending December 31, 2019.
Forward Looking Statement
Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.
All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.